CHAN MAN FAI CERTIFIED PUBLIC ACCOUNTANT ROOM A, 14/F., GAYLORD COMMERCIAL BUILDING, 114-120 LOCKHART ROAD, WANCHAI, HONG KONG	十四樓	嘉洛商業大廈	一一四—一二O號	香港灣仔駱克道	陳文輝執業會計師

A
室

Board of Directors

Green Global Investments Inc

74 - 77 Connaught Road Central

Central, Hong Kong

June 11, 2012

Dear Board of Directors:

I have performed a valuation engagement, as that term is defined in the Statement on Standards for Valuation Services (SSVS) of the American Institute of Certified Public Accountants, of China Clean and Renewable Energy Limited. This valuation was performed solely to assist in the matter of Sale of Assets; the resulting estimate of value should not be used for any other purpose or by any other party for any purpose. This valuation engagement was conducted in accordance with the SSVS. The estimate of value that results from a valuation engagement is expressed as a conclusion of value.

We were restricted or limited in the scope of our work or data available for analysis.

As such, the scope of this valuation engagement report was limited.  I was engaged to perform a valuation for China Clean and Renewable Energy Limited (“CCRE”) with the intent of ascertaining an opinion of value.  However, I was limited to the information that was provided as of March 31, 2012 regarding the fair value of CCRE for the purpose of the sale of its assets.  If more information were available to me, matters may have come to my attention that could have a material impact on the opinion of value contained in this report.

Accordingly, my level of assurance on the estimate of value is reduced.  This report is not intended to serve as a basis for expert testimony in a court of law or other governmental agency without further analysis and resulting documentation.

Based on my analysis, as described in this valuation report, the estimate of value of China Clean and Renewable Energy Limited as of March 31, 2012 was negligible ($0). This conclusion is subject to the Statement of Assumptions and Limiting Condition below and to the Valuation Analyst’s Representation found below. I have no obligation to update this report or my conclusion of value for information that comes to my attention after the date of this report.

/s/Chan Man Fai

Chan, Man Fai, CPA

Chan Man Fai, Certified Public Accountant